       Exhibit 99.2

PSB BANCSHARES, INC.
Unaudited Condensed Consolidated Statement of Financial Condition
As of September 30, 2018
(in thousands except share data)

September 30, 2018
Assets
Cash and due from banks	$19,108
Federal funds sold	3,673
Cash and cash equivalents	22,781

Certificates of deposit in banks	3,449
Securities available-for-sale	101,644
Loans, net of unearned income	56,391
Less allowance for loan losses	(1,011)
Net loans	55,380
Premises and equipment, net	1,541
Accrued interest receivable	865
Deferred income taxes	122
Other assets	599
Total assets	$186,381
Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$107,312
Interest-bearing deposits	56,609
Total deposits	163,921
Accrued interest payable and other liabilities	974
Total liabilities	164,895
Stockholders' Equity:
Common stock	4
Additional paid in capital	6,718
Retained earnings	17,313
Accumulated other comprehensive loss	(1,749)
Treasury stock	(800)
Total stockholders' equity	21,486
Total liabilities and stockholders' equity	$186,381

PSB BANCSHARES, INC.
Unaudited Condensed Consolidated Statement of Income
For the nine months ended September 30, 2018
(in thousands except per share data)

September 30, 2018
Interest income:
Loans, including fees	$2,574
Taxable securities	1,171
Nontaxable securities	439
Federal funds sold	48
Other interest income	54
Total interest income	4,286
Interest expense:
Deposits	348
Total interest expense	348
Net interest income	3,938
Provision for loan losses	14
Net interest income after provision for loan losses	3,924
Noninterest income:
Service charges and fees	812
Other noninterest income	213
Total noninterest income	1,025
Noninterest expense:
Salaries and employee benefits	2,027
Occupancy expenses	169
Equipment rentals, depreciation, and maintenance	74
Telephone and communications	54
Advertising and business development	34
Data processing	391
Federal deposit insurance and other regulatory assessments	56
Legal and other professional services	453
Other operating expense	419
Total noninterest expense	3,677
Income before income taxes	1,272
Provision for income taxes	77
Net income	$1,195

Basic net earnings per common share	$0.32
Diluted net earnings per common share	$0.32
Dividends per common share	$0.16